FOR IMMEDIATE RELEASE
November 3, 2017

Genesis Energy, L.P. Reports Third Quarter 2017 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
Certain highlights of our results for the quarter ended September 30, 2017 included the following items:
We completed the $1.325 billion accretive acquisition of the world's largest producer of natural soda ash. We funded that acquisition and the related transaction costs with proceeds from a $750 million private placement of convertible preferred units, a $550 million public offering of notes, our revolving credit facility, and cash on hand.

We announced a strategic reallocation of capital, allocating more capital to debt repayments and growth opportunities (and less to current distributions). As part of this, we declared a quarterly distribution of $0.50 per common unit for the quarter ended September 30, 2017, to be paid on November 14, 2017 to unitholders of record at the close of business on October 31, 2017.
From this re-setting of our current quarterly distribution to common unitholders, we have enhanced our balance sheet and financial flexibility, facilitating our plan to:

•	Increase our quarterly distribution by at least $0.01 per quarter for each of the next twenty quarters

•	Increase our distribution coverage ratio

•	Reduce our leverage ratio

•	Opportunistically pursue accretive organic projects and acquisitions
We confirmed prior guidance and provided additional guidance metrics, including:

•	Projecting record net income, cash flow from operations, Adjusted EBITDA and Available Cash before Reserves in future periods

•	Targeting distribution coverage of the new distribution profile of 1.40 to 1.60 times on a cash basis, as historically calculated and presented

•	Targeting leverage ratios approaching 4.75, 4.25 and 3.75 times for year ends 2018, 2019 and 2020, respectively, as historically calculated and presented
We generated the following financial results for the third quarter of 2017:

•
Net Income Attributable to Genesis Energy, L.P. of $6.3 million generating $0.01 of net income per common unit. Net income was negatively affected by approximately $25.2 million, or $0.21 per unit, due to transaction and financing expenses, as well as an increase in interest expense, primarily driven by our acquisition of the Alkali Business during the quarter.

•
Cash Flows from Operating Activities of $33.8 million. This result was negatively affected by certain non-recurring costs described above as well as an increase in net working capital that is not necessarily meaningful to the underlying performance of the partnership’s businesses.

•
Available Cash before Reserves of $91.8 million. Available Cash before Reserves provided 1.50 coverage for the quarterly distribution of $0.50 per common unit attributable to the third quarter. We will pay distributions on our convertible preferred units in the form of 162,234 additional convertible preferred units.

•	Adjusted EBITDA of $140.1 million. Our Adjusted Debt to Pro Forma EBITDA ratio is 5.28 as of September 30, 2017. These amounts are calculated and further discussed later in this press release.

Grant Sims, CEO of Genesis Energy, said, “We recently made the strategic decision to re-set our quarterly distribution and provided guidance for visible, achievable long term distribution growth and a clear path forward to deleveraging. These steps, along with the future stable and repeatable cash flows from our recently completed acquisition as well as the anticipated ramp from our recent strategic investments, we believe further enhance our financial flexibility to opportunistically pursue accretive organic projects and acquisitions should they present themselves. In this context, however, we would reiterate, we currently have no plans to access the equity capital markets in the immediate future, including under our “at the market” equity program, which in fact has never been used. Overall, we believe these actions to strengthen our balance sheet and enhance our financial flexibility are the best actions we can take to allow us to generate strong total returns for our unitholders in the years ahead.

Our quarterly results were negatively impacted by a number of events such as Hurricane Harvey (a 1,000-year hurricane), the planned regulatory dry-docking of our M/T American Phoenix as required every five years, some extended turnarounds at several offshore hubs, and turnarounds at several facilities in Alberta. Notwithstanding these negatives, our legacy businesses are performing as expected, and we are seeing increased contributions from our recently completed organic projects in the Baton Rouge corridor, in and around Texas City and in Wyoming. Additionally, the quarter reflects only one month of contribution from our recently acquired soda ash operations, which performance is exceeding our expectations. Even under these circumstances and closing on a $1.325 billion acquisition, our leverage ratio declined on a sequential quarterly basis, and our reported distribution coverage of 1.50 times was exactly in the middle of our recently announced targeted range.

The financial results for the quarter ended September 30, 2017, in our opinion, should not be the focus. As we recently discussed, we expect to report record net income, cash flows from operations, Adjusted EBITDA and Available Cash before Reserves in future periods. Even with some of the headwinds in certain of our legacy businesses about which we have been very forthright and explicit, we have built a company currently capable of generating EBITDA approaching $700 million annually, with visible growth in front of it and positively leveraged to cyclical recovery in certain of its businesses.

Earlier this year, we announced and discussed our intent to market certain non-strategic assets with targeted proceeds of $50-$75 million. While not yet fully recognized in our reported results, we have to date consummated sales for total cash proceeds of approximately $76 million, representing in the aggregate a GAAP gain of approximately $40 million and at an implied multiple to us of in excess of 30 times, none of which directly flows through our non-GAAP measures of EBITDA or Available Cash. We continue to evaluate other non-strategic assets in our portfolio, although there can be no assurances of additional transactions.
Finally, I want to recognize our professional and dedicated employees and warmly welcome the some 900 plus that have recently joined Genesis as a result of our recent acquisition. We will continue to work together to drive value for all of our stakeholders while never losing sight of our commitment to safe, reliable and responsible operations."

Preferred Unit Distributions

With respect to our Class A Convertible Preferred Units, we have declared a payment-in-kind ("PIK") of the quarterly distribution, which will result in the issuance of an additional 162,234 Class A Convertible Preferred Units. This PIK amount, as pro-rated based on the period these units were outstanding, equates to a distribution of $0.2458 per Class A Convertible Preferred Unit for the 2017 Quarter, or $2.9496 annualized. These distributions will be payable on November 14, 2017 to unitholders holders of record at the close of business on November 3, 2017.
Financial Results
Segment Margin
On September 1, 2017, we acquired Tronox Limited’s (“Tronox’s”) trona and trona-based exploring, mining, processing, producing, marketing and selling business (the "Alkali Business") for approximately $1.325 billion. We funded that acquisition and the related transaction costs with proceeds from a $750 million private placement of convertible preferred units, a $550 million public offering of notes, our revolving credit facility, and cash on hand. At the closing, we entered into a transition service agreement to facilitate a smooth transition of operations and uninterrupted services for both employees and customers.
Beginning in the fourth quarter of 2016, we started reporting our results on a comparative basis in four business segments. Due to the increasingly integrated nature of our onshore operations, the results of our onshore pipeline transportation segment, formerly reported under its own segment, is now reported in our onshore facilities and transportation segment. The onshore facilities and transportation segment also now includes what was formerly reported in our supply and logistics segment. This segment was renamed in the second quarter of 2017 to more accurately describe the nature of its operations. We will report the results of the Alkali Business in our renamed sodium and sulfur services segment, which will include the Alkali Business as well as our historical refinery services operations.
Variances between the third quarter of 2017 (the “2017 Quarter”) and the third quarter of 2016 (the “2016 Quarter”) in these components are explained below.

Segment results for the 2017 Quarter and 2016 Quarter were as follows:

	Three Months Ended September 30,
	2017	2016
	(in thousands)
Offshore pipeline transportation	$78,228	$86,557
Sodium minerals and sulfur services	30,031	20,526
Onshore facilities and transportation	25,606	17,560
Marine transportation	12,649	16,697
Total Segment Margin	$146,514	$141,340

Offshore pipeline transportation Segment Margin for the 2017 Quarter decreased $8.3 million, or 9.6%, from the 2016 Quarter. The 2017 Quarter was negatively impacted by both anticipated and unanticipated downtime at several major fields, including weather related downtime, affecting certain of our deepwater Gulf of Mexico customers and thus certain of our key crude oil and natural gas assets, including our Poseidon pipeline and certain associated laterals which we own. While such downtime was temporary, we expect additional downtime relating to weather and maintenance involving certain customers' fields during the fourth quarter of 2017. The quarter also reflects the effects of a contractual step down to a lower transportation rate for a certain lateral which we own that will be in place going forward. In addition, the 2016 Quarter benefited from the temporary diversion of certain natural gas volumes from third party gas pipelines to one of our gas pipelines and related facilities due to disruptions at onshore processing facilities where such volumes typically flow.

Sodium minerals and sulfur services Segment Margin for the 2017 Quarter increased $9.5 million, or 46.3%. This increase is principally due to the inclusion of one month's contribution from the Alkali Business. This was partially offset by the results of our refinery services business and related NaHS and caustic soda activities. The 2017 Quarter results for these activities were in line with our expectations and include the effects of previously disclosed commercial discussions with certain of our host refineries and several NaHS customers, which resulted in extending the term and tenor of a large number of contractual relationships.
Onshore facilities and transportation Segment Margin increased by $8.0 million, or 45.8%, between the two quarters. In the 2017 Quarter, this increase is primarily attributable to the ramp up in volumes on our pipeline, terminal and rail infrastructure on our infrastructure in the Baton Rouge corridor. In addition, relative to the 2016 Quarter, we experienced an increase in volumes on our Texas pipeline system as the repurposing of our Houston area crude oil pipeline and expansion of our terminal infrastructure became operational in the second quarter of 2017.
Marine transportation Segment Margin for the 2017 Quarter decreased $4.0 million, or 24.2%, from the 2016 Quarter. The decrease in Segment Margin is primarily due to lower day rates on our inland and offshore fleets (which offset higher utilization as adjusted for planned dry docking time). The M/T American Phoenix was also undergoing regulatory dry docking inspections for approximately one month during the 2017 Quarter, which negatively impacted Segment Margin. In our inland fleet, weaker demand continued to apply pressure on our rates, which we expect to continue into the fourth quarter. In our offshore barge fleet, as a number of our units have come off longer term contracts, we have continued to choose to primarily place them in spot service or short-term (less than a year) service, as we continue to believe the day rates currently being offered by the market are at, or approaching, cyclical lows.

Other Components of Net Income
In the 2017 Quarter, we recorded Net Income Attributable to Genesis Energy, L.P. of $6.3 million compared to $32.1 million in the 2016 Quarter. Impacting net income are increases in transaction related third party financing, accounting and legal costs primarily attributable to our acquisition of the Alkali Business, as well as an increase in interest expense. These items had a combined effect of $25.2 million. For the 2017 Quarter, our operating results include one month of activity related to the Alkali Business for the month of September.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Friday, November 3, 2017, at 8:00 a.m. Central time (9:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES	$486,114	$460,050	$1,308,328	$1,284,440

COSTS AND EXPENSES:
Costs of sales and operating expenses	359,873	339,394	962,692	929,909
General and administrative expenses	19,409	11,212	38,723	34,716
Depreciation and amortization	63,732	54,265	176,453	156,800
Gain on sale of assets	—	—	(26,684)	—
OPERATING INCOME	43,100	55,179	157,144	163,015
Equity in earnings of equity investees	13,044	12,488	34,805	35,362
Interest expense	(47,388)	(34,735)	(122,117)	(104,657)
Other expense	(2,276)	—	(2,276)	—
INCOME BEFORE INCOME TAXES	6,480	32,932	67,556	93,720
Income tax expense	(320)	(949)	(878)	(2,959)
NET INCOME	6,160	31,983	66,678	90,761
Net loss attributable to noncontrolling interests	152	118	457	370
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$6,312	$32,101	$67,135	$91,131
Less: Accumulated distributions attributable to Series A Convertible Preferred Units	(5,469)	—	(5,469)	—
NET INCOME AVAILABLE TO COMMON UNITHOLDERS	$843	$32,101	$61,666	$91,131
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.01	$0.28	$0.51	$0.81
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	115,718	121,198	111,906

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	203,697	190,613	220,374	200,753
Poseidon (1)	257,093	263,519	258,031	259,446
Odyssey (1)	135,787	107,252	122,433	106,622
GOPL	8,317	6,287	8,166	5,839
Offshore crude oil pipelines total	604,894	567,671	609,004	572,660

Natural gas transportation volumes (MMbtus/d) (1)	467,095	775,546	516,974	656,452

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	30,381	34,299	95,575	96,116
Soda Ash volumes (short tons sold) (2)	336,000	—	336,000	—
NaOH (caustic soda) volumes (dry short tons sold) (3)	21,746	19,653	55,962	59,802

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	45,329	11,529	28,418	41,708
Jay	13,716	15,119	14,480	14,494
Mississippi	8,104	9,503	8,478	10,607
Louisiana (4)	130,862	30,814	115,436	26,865
Wyoming	22,204	9,772	19,816	10,003
Onshore crude oil pipelines total	220,215	76,737	186,628	103,677

Free State- CO2 Pipeline (Mcf/day)	68,363	88,026	73,042	101,157

Crude oil and petroleum products sales (barrels/day)	52,082	64,292	49,255	66,725

Rail load/unload volumes (barrels/day) (5)	42,221	13,091	55,010	13,344

Marine Transportation Segment
Inland Fleet Utilization Percentage (6)	90.8%	87.6%	90.5%	91.4%
Offshore Fleet Utilization Percentage (6)	99.3%	96.2%	98.4%	91.2%

(1) Volumes for our equity method investees are presented on a 100% basis.
(2) Includes sales volumes from September 1, 2017, the date on which we acquired the Alkali Business.
(3) Caustic soda sales volumes also include volumes sold for the month of September from our new Alkali Business.
(4) Total daily volume for the three months and nine months ended September 30, 2017 includes 66,048 and 54,974 barrels per day respectively of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines which became operational in the fourth quarter of 2016. Additionally, this includes 19,574 and 6,925 barrels per day for the three months and nine months ended September 30, 2017 respectively of crude oil associated with our new Raceland Pipeline which became fully operational in the second quarter of 2017.
(5) Indicates total barrels for which fees were charged for either loading or unloading at all rail facilities.
(6) Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$9,694	$7,029
Accounts receivable - trade, net	437,039	224,682
Inventories	98,558	98,587
Other current assets	45,533	29,271
Total current assets	590,824	359,569
Fixed assets, net	4,840,392	4,214,864
Mineral leaseholds, net	622,756	—
Investment in direct financing leases, net	127,248	132,859
Equity investees	383,191	408,756
Intangible assets, net	187,441	204,887
Goodwill	325,046	325,046
Other assets, net	60,736	56,611
Total assets	$7,137,634	$5,702,592
LIABILITIES AND CAPITAL
Accounts payable - trade	$203,717	$119,841
Accrued liabilities	160,294	140,962
Total current liabilities	364,011	260,803
Senior secured credit facility	1,372,500	1,278,200
Senior unsecured notes, net of debt issuance costs	2,358,049	1,813,169
Deferred tax liabilities	26,399	25,889
Other long-term liabilities	256,462	204,481
Total liabilities	4,377,421	3,582,542
Mezzanine capital:
Series A convertible preferred units	691,708	—
Partners' capital:
Common unitholders	2,077,393	2,130,331
Noncontrolling interests	(8,888)	(10,281)
Total partners' capital	2,068,505	2,120,050
Total liabilities, mezzanine capital and partners' capital	$7,137,634	$5,702,592

Common Units Data:
Total common units outstanding	122,579,218	117,979,218

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN AND ADJUSTED EBITDA TO NET INCOME - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2017	2016
Total Segment Margin (1)	$146,514	$141,340
Corporate general and administrative expenses	(18,230)	(10,420)
Non-cash items included in general and administrative costs	1,212	614
Cash expenditures not included in Adjusted EBITDA	10,595	363
Cash expenditures not included in net income	(6)	(86)
Adjusted EBITDA	140,085	131,811
Depreciation, depletion, amortization and accretion	(66,436)	(57,103)
Interest expense, net	(47,388)	(34,735)
Cash expenditures not included in Adjusted EBITDA	(10,589)	(277)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(7,136)	(9,063)
Differences in timing of cash receipts for certain contractual arrangements (2)	5,847	3,624
Other non-cash items	(7,751)	(1,207)
Income tax expense	(320)	(949)
Net income attributable to Genesis Energy, L.P.	$6,312	$32,101

(1) See definition of Segment Margin later in this press release.
(2) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME AND NET CASH FLOWS FROM OPERATING ACTIVITIES TO AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2017	2016
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$6,312	$32,101
Depreciation, depletion, amortization and accretion	66,436	57,103
Cash received from direct financing leases not included in income	1,751	1,586
Cash effects of sales of certain assets	967	120
Effects of distributable cash generated by equity method investees not included in income	7,136	9,063
Expenses related to acquiring or constructing growth capital assets	10,595	363
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	2,168	(571)
Maintenance capital utilized (1)	(3,375)	(1,885)
Non-cash tax expense	150	649
Differences in timing of cash receipts for certain contractual arrangements (2)	(5,847)	(3,624)
Other items, net	5,514	107
Available Cash before Reserves	$91,807	$95,012
(1) Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $10.8 million and $7.9 million, respectively.
(2) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

	Three Months Ended September 30,
	2017	2016
	(in thousands)
Cash Flows from Operating Activities	$33,836	$124,725
Maintenance capital utilized (1)	(3,375)	(1,885)
Proceeds from asset sales	967	120
Amortization of debt issuance costs and discount	(2,894)	(2,571)
Effects of available cash from joint ventures not included in operating cash flows	4,194	4,801
Net effect of changes in components of operating assets and liabilities not included in calculation of Available Cash before Reserves	34,575	(26,834)
Non-cash effect of equity based compensation expense	3,566	(2,047)
Expenses related to acquiring or constructing growth capital assets	10,595	363
Differences in timing of cash receipts for certain contractual arrangements (2)	(5,847)	(3,624)
Other items affecting available cash	16,190	1,964
Available Cash before Reserves	$91,807	$95,012
(1) Maintenance capital expenditures in the 2017 Quarter and 2016 Quarter were $10.8 million and $7.9 million, respectively.
(2) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities	$33,836	$124,725
Interest Expense	47,388	34,735
Amortization of debt issuance costs and discount	(2,894)	(2,571)
Effects of available cash from equity method investees not included in operating cash flows	4,194	4,801
Net effect of changes in components of operating assets and liabilities not included in calculation of Adjusted EBITDA	34,575	(26,834)
Non-cash effect of equity based compensation expense	3,566	(2,047)
Expenses related to acquiring or constructing growth capital assets	10,595	363
Differences in timing of cash receipts for certain contractual arrangements (1)	(5,847)	(3,624)
Other items, net	14,672	2,263
Adjusted EBITDA	$140,085	$131,811
(1) Certain cash payments received from customers under certain of our minimum payment obligation contracts are not recognized as revenue under GAAP in the period in which such payments are received.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	September 30, 2017
Senior secured credit facility	$1,372,500
Senior unsecured notes	2,358,049
Less: Outstanding inventory financing sublimit borrowings	(38,700)
Less: Cash and cash equivalents	(9,694)
Adjusted Debt (1)	$3,682,155

	Pro Forma LTM
	September 30, 2017
LTM Adjusted EBITDA (as reported) (2)	$530,997
Acquisitions and material projects EBITDA adjustment (3)	166,902
Pro Forma EBITDA	$697,899

Adjusted Debt-to-Pro Forma EBITDA	5.28	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, Net Income Attributable to Genesis Energy L.P., was $29.6 million for the fourth quarter of 2016, $27.1 million for the first quarter of 2017 , $33.7 million for the second quarter of 2017, and $6.3 million for the third quarter of 2017. Reconciliations of Adjusted EBITDA to net income for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.
NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our

Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves as net income as adjusted for certain items, some of the most significant of which tend to be (a) the elimination of certain non-cash revenues, expenses, gains, losses or charges (such as depreciation and amortization, unrealized gain or loss on derivative transactions not designated as hedges for accounting purposes, gain or loss on sale of non-surplus assets and equity compensation expense that is not settled in cash), (b) the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), (c) the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, (d) certain litigation expenses that are not deducted in determining our Pro Forma Adjusted EBITDA under our senior secured credit facility, and (e) the subtraction of maintenance capital utilized, which is described in detail below.

Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.
ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense and income taxes, and eliminating non-cash revenues, expenses, gains, losses and charges (such as depreciation and amortization, unrealized gain or loss on derivative transactions not designated as hedges for accounting purposes, gain or loss on sale of non-surplus assets and equity based compensation expense that is not settled in cash), plus or minus certain other items, the most significant of which tend to be (a) the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), (b) the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, and (c) the elimination of certain litigation expenses that are not deducted to determine our Pro Forma Adjusted EBITDA under our senior secured credit facility.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees and certain litigation expenses that are not deducted to determine our Pro Forma Adjusted EBITDA under our senior secured credit facility. Our Segment Margin definition also includes the non-income portion of payments received under direct financing leases and eliminates non-cash revenues, expenses, gains, losses and charges (such as depreciation and amortization, unrealized gain or loss on derivative transactions not designated as hedges for accounting purposes, gain or loss on sale of non-surplus assets and equity based compensation expense that is not settled in cash).

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516